Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal Year 2018 Results

NEWARK, NJ — March 8, 2018: IDT Corporation (NYSE: IDT) reported EPS of $0.06 on revenue of $395.9 million for the second quarter of FY 2018, the three months ended January 31, 2018.

HIGHLIGHTS

(2Q18 results are compared to 2Q17)

•	The spin-off of Rafael Holdings to IDT stockholders has been scheduled for on or about March 26th;
•	IDT has declared a dividend of $0.09 per share for 2Q18;
•	Revenue of $395.9 million compared to $367.6 million;
•	Loss from operations of $0.5 million compared to income from operations of $3.1 million;
•	Adjusted EBITDA* of $6.3 million compared to $9.3 million;

EPS of $0.06 compared to EPS of $0.04;

Non-GAAP EPS* of $0.00 compared to $0.12;

•	The sale of IDT’s Gibraltar-based bank remains pending regulatory approval.

*Throughout this release, non-GAAP EPS, Adjusted EBITDA, and non-GAAP Net Income for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“Last week, the Securities and Exchange Commission concluded its review of our spin-off of Rafael Holdings. As previously announced, we now expect to distribute the Rafael Holdings shares to our stockholders on or about March 26th. The spin-off of Rafael Holdings will include our pharma investments and over $100 million of real estate, cash, marketable securities and investments.

“IDT’s consolidated revenue of $395.9 million in the second quarter represents a $28.3 million increase compared to the year ago quarter. The revenue growth was contributed by two verticals - Wholesale Carrier, which generated its sixth consecutive quarter of revenue increases and Payment Services, reflecting increases in money remittance transactions originating from our direct to consumer channels and by sales of international and domestic mobile top-up. Retail Communications revenue decreased, but we have slowed the rate of decline while improving Retail’s margin contribution.

“Our growth initiatives are performing well and have begun to contribute significantly to our top line growth. Looking ahead, we will be reducing our SG&A spend, primarily in our legacy offerings, while continuing to maintain and support the investment behind our growth initiatives.

“In light of our intention to continue to invest heavily in our promising growth initiatives and the impact of the spin-off of Rafael on our balance sheet, IDT’s Board of Directors has reduced our dividend for the second quarter to $0.09 per share.”

2Q18 CONSOLIDATED RESULTS

(Results are for 2Q18 and compared to 2Q17 unless otherwise noted).

Results (in millions, except EPS)	2Q18	1Q18	2Q17	2Q18 - 2Q17 Change (%/$)
Revenue	$395.9	$393.6	$367.6	+7.7%
Direct cost of revenue	$337.2	$336.5	$310.9	+8.5%
Direct cost of revenue as a percentage of revenue	85.2%	85.5%	84.6%	+60 BP
SG&A expense	$52.4	$50.1	$47.3	+10.6%
Depreciation and amortization	$5.7	$5.7	$5.3	+8.2%
(Loss) income from operations	$(0.5)	$0.1	$3.1	$(3.6)
Adjusted EBITDA*	$6.3	$7.0	$9.3	$(3.0)
Net income (loss) attributable to IDT	$1.5	$(2.1)	$0.9	+$0.6
Diluted earnings (loss) per share	$0.06	$(0.08)	$0.04	+$0.02
Non-GAAP net income*	$0.0	$0.2	$2.7	$(2.7)
Non-GAAP EPS*	$0.00	$0.01	$0.12	$(0.12)

Consolidated results for all periods presented include corporate overhead as a separate segment. The corporate segment loss from operations decreased to $3.3 million from $3.7 million in 2Q17 primarily because of a decrease in stock-based compensation, which declined to $632 thousand from $1.0 million.

Net income attributable to IDT in 2Q18 was $1.5 million or $0.06 per diluted share, including a benefit from income taxes of $3.3 million as a result of a change in US tax law, compared to net income attributable to IDT of $0.9 million or $0.04 per diluted share in 2Q17.

At January 31, 2018, IDT held $100.3 million in cash, cash equivalents and marketable securities. At the time of the spin-off, Rafael Holdings will have approximately $44 million in cash, cash equivalents, and marketable securities, as well as $6 million in hedge fund investments and other investment securities. The hedge fund and securities holdings are currently included in “Investments” on the balance sheet.

Net cash provided by operating activities during 2Q18 was $3.5 million compared to net cash used in operating activities of $6.3 million in 2Q17. In the same periods, capital expenditures were $5.6 million and $5.0 million, respectively.

2Q18 RESULTS BY SEGMENT

(Results are for 2Q18 and compared to 2Q17 unless otherwise noted).

Quarterly Results by Segment	TPS		net2phone-UCaaS		All Other		Corporate
(in millions)	2Q18	2Q17	2Q18	2Q17	2Q18	2Q17	2Q18	2Q17
Revenue	$387.1	$359.9	$8.3	$7.1	$0.5	$0.5	-	-
Direct cost of revenue	$334.6	$308.0	$2.6	$2.9	-	-	-	-
SG&A expense	$43.5	$40.8	$5.3	$3.8	$1.1	-	$2.4	$2.8
Depreciation and amortization	$4.1	$4.0	$1.2	$0.9	$0.4	$0.4	-	-
Income (loss) from operations	$4.6	$7.2	$(0.8)	$(0.5)	$(1.0)	$0.1	$(3.3)	$(3.7)
Adjusted EBITDA	$8.9	$11.2	$0.4	$0.4	$(0.6)	$0.5	$(2.4)	$(2.8)

Telecom Platform Services (TPS)

TPS is comprised of communications and payment offerings grouped in three broad verticals: Retail Communications, Wholesale Carrier Services and Payment Services. Effective 1Q18, TPS’ Retail Communications vertical also includes the results of IDT’s Consumer Phone Services (CPS). CPS was previously reported as a separate segment. All comparative prior periods have been adjusted to conform to the current presentation. The TPS segment contributed 97.8% of IDT’s consolidated revenue in 2Q18 and 97.9% in 2Q17.

TPS’ 2Q18 revenue increased 7.5% to $387.1 million. Consistent with recent trends, the Wholesale Carrier Services and Payment Services verticals achieved robust revenue growth – more than offsetting a decline in Retail Communications’ revenue.

TPS’ Revenue by Business Vertical ($ in millions)	2Q18	1Q18	2Q17	2Q18 - 2Q17 % Change in Revenue	2Q18-2Q17 % Change in Minutes of Use	2Q18 Revenue as % of all TPS
Retail Communications	$145.2	$146.2	$154.6	(6.1)%	(17.1)%	37.5%
Wholesale Carrier Services	$172.5	$170.5	$145.8	+18.3%	6.5%	44.6%
Payment Services	$69.4	$68.4	$59.5	+16.5%	N/A	17.9%
Total TPS	$387.1	$385.1	$359.9	+7.5%	0.5%	100.0%

Retail Communications: IDT’s flagship BOSS Revolution® calling service – which accounted for over 90% of Retail Communications’ revenue in 2Q18 - continued to be impacted by increased adoption of over-the-top voice and messaging, unlimited calling plans, as well as decreased immigration into the U.S. These long-term, market-wide trends resulted in a 4.2% reduction in BOSS Revolution calling service’s revenue compared to the year ago quarter. The rate of decline has slowed in recent quarters. Revenue from other Retail Communications offerings, including the sale of traditional ‘hard’ prepaid calling cards in the U.S. and overseas, continued to decline in line with expectations.

Wholesale Carrier Services: Wholesale Carrier Services’ revenue increased 18.3% as IDT’s carrier service continued to gain market share. Wholesale Carrier Services’ revenue has historically been more volatile than Retail Communications’ revenue, and changes in revenue do not necessarily generate corresponding changes in gross profit.

Payment Services: Payment services revenue increased 16.5% year over year primarily reflecting growth in mobile top-up sales, which comprise 90% of Payment Services’ revenue. Sales generated by the BOSS Revolution international money transfer service, primarily from its direct to consumer offering (app and web) and from National Retail Solutions’ merchant services offerings, also increased.

TPS’ direct cost of revenue expressed as a percentage of revenue increased to 86.4% from 85.6%. This increase reflects margin pressure on Wholesale Carrier Services’ offerings and a shift of revenue mix within TPS towards Wholesale Carrier Services, which generates relatively lower gross margins than Retail Communications’ offerings. In contrast, Retail Communications’ margins continued to improve during 2Q18.

TPS’ SG&A expense - $43.5 million – increased 6.8% from 2Q17, primarily on higher personnel and credit card processing costs. Expressed as a percentage of revenue, SG&A expense decreased to 11.2% from 11.3% in the year ago quarter. TPS’ depreciation and amortization expense increased slightly to $4.1 million from $4.0 million in 2Q17.

TPS’ income from operations decreased to $4.6 million, including the impact of $0.2 million in severance expense, from $7.2 million in 2Q17, as the increase in SG&A expense outpaced TPS’ increase in revenue less direct cost. Adjusted EBITDA decreased to $8.9 million in 2Q18 from $11.2 million in 2Q17.

net2phone - Unified Communications as a Service (UCaaS)

The net2phone-UCaaS segment is comprised of offerings from IDT’s net2phone® division, including its cloud communications and SIP trunking offerings for businesses, and its cable telephony service.

net2phone-UCaaS’ 2Q18 revenue increased to $8.3 million from $7.1 million in 2Q17, driven by the rapid growth in its cloud-based communications offering – both in the U.S. and in South America.

net2phone-UCaaS’ 2Q18 loss from operations was $790 thousand compared to a loss from operations of $464 thousand in 2Q17, reflecting increased sales commissions and other personnel costs. IDT continues to invest in the proprietary technologies that power net2phone’s unified cloud communications offerings, and to finance front-loaded sales and commission expenses.

All Other

All Other includes interests in clinical stage pharmaceutical companies, Rafael Pharmaceuticals, Inc. and Lipomedix Pharmaceuticals Ltd., both of which are developing cancer therapies, as well as IDT’s real estate holdings, comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, and other small businesses and investments.

All Other’s financial results for 2Q18 were consistent with expectations.

IDT’s subsidiary, Rafael Holdings, owns IDT’s real estate and pharmaceutical holdings included in All Other. IDT expects to effectuate the spin-off of Rafael Holdings on or about March 26, 2018.

DIVIDEND

In light of IDT’s commitment to continue investment in its growth initiatives and the impact of the spin-off of Rafael Holdings on the company’s balance sheet, on March 5, 2018, IDT’s Board of Directors reduced the company’s dividend, declaring a quarterly dividend of $0.09 per share of IDT’s Class A and Class B common stock for 2Q18 to be paid on or about March 23, 2018. The dividend will be paid to stockholders of record as of the close of business on March 19th. This distribution will be treated as a return of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call today beginning today at 5:30 PM Eastern with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed approximately two hours after the call concludes through March 13, 2018, by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing this call number: 10117078. A recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir).

ABOUT IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31, 2018	July 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$54,055	$90,344
Marketable securities	46,202	58,272
Trade accounts receivable, net of allowance for doubtful accounts of $2,642 at January 31, 2018 and $2,657 at July 31, 2017	71,652	64,979
Prepaid expenses	15,915	14,506
Other current assets	30,733	18,749
Assets held for sale	138,700	124,267
Total current assets	357,257	371,117
Property, plant and equipment, net	88,621	88,994
Goodwill	11,447	11,326
Investments	24,350	26,894
Deferred income tax assets, net	8,653	11,841
Other assets	8,616	3,657
Assets held for sale	5,285	5,134
Total assets	$504,229	$518,963
Liabilities and equity
Current liabilities:
Trade accounts payable	$37,071	$40,989
Accrued expenses	113,154	125,359
Deferred revenue	71,789	76,451
Other current liabilities	4,683	4,659
Liabilities held for sale	129,423	115,318
Total current liabilities	356,120	362,776
Other liabilities	1,107	1,080
Liabilities held for sale	642	550
Total liabilities	357,869	364,406
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2018 and July 31, 2017	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,582 and 25,561 shares issued and 23,280 and 23,264 shares outstanding at January 31, 2018 and July 31, 2017, respectively	256	256
Additional paid-in capital	396,259	394,462
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,302 and 2,297 shares of Class B common stock at January 31, 2018 and July 31, 2017, respectively	(83,365)	(83,304)
Accumulated other comprehensive loss	(2,531)	(2,343)
Accumulated deficit	(173,386)	(163,370)
Total IDT Corporation stockholders’ equity	137,266	145,734
Noncontrolling interests	9,094	8,823
Total equity	146,360	154,557
Total liabilities and equity	$504,229	$518,963

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2018	2017	2018	2017
	(in thousands, except per share data)

Revenues	$395,883	$367,556	$789,438	$736,707
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	337,229	310,913	673,738	623,941
Selling, general and administrative (i)	52,358	47,325	102,429	92,763
Depreciation and amortization	5,735	5,301	11,408	10,601
Severance	195	-	635	-
Total costs and expenses	395,517	363,539	788,210	727,305
Other operating expense	(846)	(889)	(1,625)	(1,088)
(Loss) income from operations	(480)	3,128	(397)	8,314
Interest income, net	286	309	648	609
Other income (expense), net	370	(419)	(456)	1,974
Income (loss) before income taxes	176	3,018	(205)	10,897
Benefit from (provision for) income taxes	1,514	(1,761)	99	12,655
Net income (loss)	1,690	1,257	(106)	23,552
Net income attributable to noncontrolling interests	(174)	(382)	(470)	(758)
Net income (loss) attributable to IDT Corporation	$1,516	$875	$(576)	$22,794
Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.06	$0.04	$(0.02)	$1.00
Diluted	$0.06	$0.04	$(0.02)	$0.99
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	24,643	22,768	24,635	22,740
Diluted	24,724	22,963	24,635	22,931
Dividends declared per common share	$0.19	$0.19	$0.38	$0.38
(i) Stock-based compensation included in selling, general and administrative expenses	$987	$1,426	$1,797	$2,128

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2018	2017
	(in thousands)
Operating activities
Net (loss) income	$(106)	$23,552
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	11,408	10,601
Deferred income taxes	3,212	(12,868)
Provision for doubtful accounts receivable	696	126
Realized loss (gain) on marketable securities	9	(305)
Interest in the equity of investments	(77)	(295)
Stock-based compensation	1,797	2,128
Change in assets and liabilities:
Restricted cash and cash equivalents	(3,663)	4,098
Trade accounts receivable	(4,568)	(8,189)
Prepaid expenses, other current assets and other assets	(15,109)	(1,432)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(20,344)	(15,010)
Customer deposits	4,481	(1,177)
Deferred revenue	(4,710)	(2,043)
Net cash used in operating activities	(26,974)	(814)
Investing activities
Capital expenditures	(10,931)	(10,543)
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	6,000	-
Purchase of IP Interest from Straight Path Communications Inc.	(6,000)	-
Payment for acquisition, net of cash acquired	-	(1,827)
Cash used for investments	-	(8,304)
Purchases of marketable securities	(19,797)	(17,209)
Proceeds from maturities and sales of marketable securities	31,610	16,848
Net cash provided by (used in) investing activities	882	(21,035)
Financing activities
Dividends paid	(9,440)	(8,765)
Distributions to noncontrolling interests	(717)	(817)
Proceeds from borrowings under revolving credit facility	19,080	-
Repayments of borrowings under revolving credit facility	(19,080)	-
Proceeds from exercise of stock options	-	835
Proceeds from sale of member interests in CS Pharma Holdings, LLC.	-	1,250
Repurchases of Class B common stock	(61)	(1,838)
Net cash used in financing activities	(10,218)	(9,335)
Effect of exchange rate changes on cash and cash equivalents	592	(829)
Net decrease in cash and cash equivalents	(35,718)	(32,013)
Cash and cash equivalents at beginning of period, including $5,716 held for sale at July 31, 2017	96,060	109,537
Cash and cash equivalents at end of period, including $6,287 held for sale at January 31, 2018	$60,342	$77,524
Supplemental schedule of non-cash investing and financing activities
Reclassification of liability for member interests in CS Pharma Holdings, LLC	$-	$8,750

 Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 2Q18, 1Q18 and 2Q17, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income from operations, and add depreciation and amortization, severance expense and other operating expense.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and subtracts the income tax benefits from The Tax Cuts and Jobs Act and the release of the valuation allowance and full recognition of deferred tax assets.

IDT’s measure of non-GAAP earnings (loss) per share is calculated by dividing non-GAAP net income (loss) by the basic or diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2018 and fiscal 2017 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense is a component of income (loss) from operations. In fiscal 2018, other operating expense included legal fees related to potential liabilities and claims under agreements related to IDT’s spin-off in 2013 of Straight Path Communications Inc., and fees related to other legal matters. In fiscal 2017, other operating expense included legal fees related to an FCC inquiry, which was also related to IDT’s prior ownership of Straight Path Communications Inc. Other operating expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters. However, such legal and regulatory matters do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 2Q18, IDT recorded an income tax benefit of $3.3 million for its anticipated AMT credit refund due to The Tax Cuts and Jobs Act enacted in December 2017. In 1Q17, IDT recorded a foreign income tax benefit of $16.6 million from the release of the valuation allowance and full recognition of certain deferred tax assets. These income tax benefits are excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share because the benefits were not directly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income (loss), net income (loss) and, (c) for non-GAAP earnings (loss) per share, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	net2phone-UCaaS	All Other	Corporate
Three Months Ended January 31, 2018 (2Q18)
Adjusted EBITDA	$6.3	$8.9	$0.4	$(0.6)	$(2.4)
Subtract:
Depreciation and amortization	5.7	4.1	1.2	0.4	-
Severance expense	0.2	0.2	-	-	-
Other operating expense	0.8	-	-	-	0.8
(Loss) income from operations	(0.5)	$4.6	$(0.8)	$(1.0)	$(3.3)
Interest income, net	0.3
Other income, net	0.4
Income before income taxes	0.2
Benefit from income taxes	1.5
Net income	1.7
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$1.5

	Total IDT Corporation	Telecom Platform Services	net2phone-UCaaS	All Other	Corporate
Three Months Ended October 31, 2017 (1Q18)
Adjusted EBITDA	$7.0	$8.9	$0.6	$(0.2)	$(2.4)
Subtract (Add):
Depreciation and amortization	5.7	4.0	1.3	0.4	-
Severance expense	0.4	0.4	-	-	-
Other operating expense	0.8	-	-	-	0.8
Income (loss) from operations	0.1	$4.6	$(0.7)	$(0.6)	$(3.2)
Interest income, net	0.4
Other expense, net	(0.8)
Loss before income taxes	(0.4)
Provision for income taxes	(1.4)
Net loss	(1.8)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(2.1)

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	net2phone-UCaaS	All Other	Corporate
Three Months Ended January 31, 2017 (2Q17)
Adjusted EBITDA	$9.3	$11.2	$0.4	$0.5	$(2.8)
Subtract:
Depreciation and amortization	5.3	4.0	0.9	0.4	-
Other operating expense	0.9	-	-	-	0.9
Income (loss) from operations	3.1	$7.2	$(0.5)	$0.1	$(3.7)
Interest income, net	0.3
Other expense, net	(0.4)
Income before income taxes	3.0
Provision for income taxes	(1.8)
Net income	1.3
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$0.9

IDT Corporation Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	net2phone-UCaaS	All Other	Corporate
Six Months Ended January 31, 2018
Adjusted EBITDA	$13.3	$17.8	$1.0	$(0.8)	$(4.8)
Subtract:
Depreciation and amortization	11.4	8.1	2.5	0.8	-
Severance expense	0.6	0.6	-	-	-
Other operating expense	1.6	-	-	-	1.6
(Loss) income from operations	(0.4)	$9.2	$(1.5)	$(1.6)	$(6.4)
Interest income, net	0.6
Other expense, net	(0.5)
Loss before income taxes	(0.2)
Benefit from income taxes	0.1
Net loss	(0.1)
Net income attributable to noncontrolling interests	(0.5)
Net loss attributable to IDT Corporation	$(0.6)

	Total IDT Corporation	Telecom Platform Services	net2phone-UCaaS	All Other	Corporate
Six Months Ended January 31, 2017
Adjusted EBITDA	$20.0	$21.9	$1.0	$1.0	$(3.9)
Subtract (Add):
Depreciation and amortization	10.6	8.1	1.6	0.8	-
Other operating expense	1.1	-	-	-	1.1
Income (loss) from operations	8.3	$13.7	$(0.6)	$0.2	$(5.0)
Interest income, net	0.6
Other income, net	2.0
Income before income taxes	10.9
Benefit from income taxes	12.7
Net income	23.6
Net income attributable to noncontrolling interests	(0.8)
Net income attributable to IDT Corporation	$22.8

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net (Loss) Income and (Loss) Earnings per share to Non-GAAP (Loss) Earnings per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q18	1Q18	2Q17	Six Months Ended January 31, 2018	Six Months Ended January 31, 2017

Net income (loss)	$1.7	$(1.8)	$1.3	$(0.1)	$23.6
Adjustments (add) subtract:
Stock-based compensation	(1.0)	(0.8)	(1.4)	(1.8)	(2.1)
Severance expense	(0.2)	(0.4)	-	(0.6)	-
Other operating expense	(0.8)	(0.8)	(0.9)	(1.6)	(1.1)
Income tax benefit	3.3	-	-	3.3	16.6
Total adjustments	1.3	(2.0)	(2.3)	(0.7)	13.4
Income tax effect of total adjustments	0.4	-	0.9	0.8	(4.8)
	(1.7)	2.0	1.4	(0.1)	(8.6)
Non-GAAP net income (loss)	$0.0	$0.2	$2.7	$(0.2)	$15.0

Earnings (loss) per share:
Basic	$0.06	$(0.08)	$0.04	$(0.02)	$1.00
Total adjustments	(0.06)	0.09	0.08	0.01	(0.34)
Non-GAAP - basic	$0.00	$0.01	$0.12	$(0.01)	$0.66

Weighted-average number of shares used in calculation of basic earnings (loss) per share	24.6	24.6	22.8	24.6	22.7

Diluted	$0.06	$(0.08)	$0.04	$(0.02)	$0.99
Total adjustments	(0.06)	0.09	0.08	0.01	(0.33)
Non-GAAP - diluted	$0.00	$0.01	$0.12	$(0.01)	$0.66

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	24.7	24.7	23.0	24.6	22.9